Exhibit 10.25

CONSULTING AGREEMENT

THIS AGREEMENT effective the 1st day of April, 2024 (the “Effective Date”).

BETWEEN:

EAGLE ENERGY METALS CORP., a company existing under the laws of the State of Delaware and having an office at 5470 Kietzke Lane, Suite 300 PMB #375, Reno, NV 89511

(the “Company”)

OF THE FIRST PART

AND

SVK METRIX INC, a company with an address at [Address Redacted]

(the “Consultant” and collectively with the Company, the “Parties” and each, a “Party”)

OF THE SECOND PART

WHEREAS:

A.	The Company a mining and exploration company focused on lithium and uranium exploration and development in North America;

B.	The Consultant has skills and experience sought by the Company; and

C.	The Company wishes to engage the Consultant and the Consultant has agreed to be engaged to provide consulting services to the Company as Vice President (VP) of Project Development in accordance with the terms of this agreement (the “Agreement”).

NOW THEREFORE, the premises, representations, warranties and covenants of each party contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

APPOINTMENT

1.	The Company hereby retains the Consultant to provide the services (the “Services”) described in Schedule “A” during the Term (as defined below) as the Company’s VP of Project Development, which the Consultant agrees to undertake on the Company’s behalf.

2.	Reporting to the CEO of the Company, the Consultant will provide the Services required under this Agreement honestly and diligently and will use its best efforts to serve the Company and promote its interests.

PAYMENT

3.	The Company, an entity of the Company’s choice, or a blend thereof will (i) pay the Consultant for providing the Services and (ii) reimburse the Consultant for the Consultant’s reasonable out-of-pocket expenses incurred, during the Term, and any applicable Extension Term, on the basis set out in Schedule “B”.

INDEPENDENT CONTRACTOR

4.	The Consultant will be an independent contractor and not the servant or employee of the Company.

5.	Unless otherwise agreed and pre-approved by the Company in accordance with Section 3, the Consultant will supply all labor and certain equipment necessary to provide the Services at its own expense.

6.	The Consultant shall be responsible for the calculation, payment and reporting of its income taxes and all other taxes and the Company, unless required by law, shall not be responsible for withholding such taxes.

OWNERSHIP

7.	Any intellectual property developed by the parties in the course of the provision of the Services, shall be jointly owned by the Parties. Neither Party shall sell or license such jointly owned intellectual property to any third party, without the prior written consent of the other Party, which shall not be unreasonably withheld. Any fees or royalties obtained from such third party, shall be allocated between the parties in proportion to their respective shares of ownership in the joint intellectual property. In the event that either party desires to obtain any intellectual property protections concerning joint intellectual property, that Party shall give notice to the other Party, and the Parties shall mutually agree upon the patent strategy and cost allocation.

8.	For greater clarity, all materials and intellectual property created outside of the provision of the Services, shall remain the exclusive property of the Party that created it. This Agreement shall not transfer any ownership or other rights in the said intellectual property from its creator to the other Party.

9.	The Consultant agrees that all materials, outside of intellectual property, including but not limited to , drawings, schematics, prototypes, designs, marketing plans, marketing materials, manuals, product specifications, plans, customer lists, supplier lists, investor and broker contact lists, contact databases, manufacturing agreements and documents produced or developed by the Consultant as a result of providing Services under this Agreement shall be the exclusive property of the Company, and the use of such material by the Company shall not be restricted in any manner.

10.	On termination of the Services for any reason, the Consultant will return all property of the Company then in its possession, including any office equipment, correspondence, documents, computer disks, notebooks, video and audio equipment and tapes, files, user name and passwords for social media and other intemet accounts and services, and other tangible property, to the Company immediately and will deliver to the Company all documents pertaining to the Company or its business, including without limitation all correspondence, reports, contracts, data bases related to the Company.

11.	The Consultant will not, directly or indirectly, use, disseminate, disclose, communicate, divulge, reveal, publish, use for its own benefit, copy, make notes of, input into a computer data base or preserve in any way any confidential information relating the Company, whether during the term of this Agreement or thereafter, unless it first receives written permission to do so from an authorized officer of the Company.

CONFIDENTIALITY

12.	The Consultant shall keep all non-public information, data and documents relating to the Company’s clients provided to it by or on behalf of the Company and/or the Company’s clients in connection herewith (the “Confidential Information”) strictly confidential and shall not disclose any of the same except (a) to those officers, employees, agents and advisors of the Consultant who require access thereto for any purpose in connection with this Agreement, or (b) as may be required by law or in connection with any legal or regulatory proceedings, provided that in the event that the Consultant becomes legally compelled to disclose any of the Confidential Information, the Consultant will provide the Company with prompt written notice before the Confidential Information is disclosed so that the Company may seek an appropriate remedy or waive compliance with the provisions of this Agreement. In the event that such remedy is not obtained, or that the Company waives compliance with the provisions of this Agreement, the Consultant will furnish only that portion of the Confidential Information which it is advised by written opinion of counsel is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information.

13.	As used.herein, the term “Confidential Information” shall include (but not be limited to) information related to the Company’s and/or Company’s clients’ financial condition, results of operations, business and prospects, business plans, strategic planning, business activities, notes, data, memoranda, personnel information about consultants or employees of the Company (or information about other individuals that is in the custody of or under the control of the Company) and any other publicly undisclosed information, in any form or media, relating to the Company. The term “Confidential Information” shall further include (but not be limited to) any information disclosed to the Consultant in a context that suggests that such information is confidential or proprietary, and any other secret or confidential operational, management, personnel, financial, accounting, marketing or tax information relating to the business or operations of the Company and all other data, documents and other material described in this paragraph, together with the contents of analyses, compilations, notes, records, studies, summaries and other documents derived or generated from or reflecting the Consultant’s work with the Company (except any information which has been or hereafter is disclosed generally to the public or is ascertainable from any source available to the public other than as a result of disclosure by the Consultant).

14.	The Consultant further acknowledges that the Confidential Information, including but not limited to information found in the Company’s books, records, printouts, lists, notes, or any other documents or copies thereof relating to the business of the Company is the exclusive property of the Company and may not be used by the Consultant in any manner except in the course of provision of the Services or with the express written consent of the Company.

NON-EXCLUSIVE ENGAGEMENT

15.	The Company acknowledges that the covenants set forth in this Agreement will not in any way preclude the Consultant from engaging in a lawful profession, trade or business of any kind or from becoming gainfully employed or retained, and furthermore, that during the term of this Agreement, the Company agrees that the Advisor is not bound exclusively to the Company, and may provide similar services to other public or private companies of the Consultant’s choice, provided such services do not interfere with the Consultant’s duties to the Company

INDEMNIFICATION

16.	The Company wilt indemnify and save harmless the Consultant and the Consultant’s heirs, advisors and legal representatives (the “Indemnified Party”) from and against all liabilities, claims, actions, damages, losses, costs, charges and expenses incurred by the Consultant in respect of any civil, criminal or administrative action or proceeding in which the Indemnified Party is made a party by reason of being or arising from the performance of Services under this Agreement by the Consultant and/or having been a director or officer of the Company (collectively referred to as the “Losses”), provided that any such Losses were not suffered as a direct result of the Consultant’s own fraud, dishonesty or willful default. Without limiting the generality of the foregoing, Losses include any of the following:

a)	legal expenses on a solicitor and his own client basis;

b)	an amount paid to settle an action or satisfy a judgment; or

c)	any penalty or fines levied.

17.	The Company shall use commercially reasonable efforts to obtain Director and Officer insurance for the Consultant for the duration of this Agreement.

18.	The foregoing indemnification provisions shall survive the termination of this Agreement.

TERM

19.	This Agreement shall commence on the Effective Date and continue indefinitely on a month-to-month basis (the “Term”), until terminated in accordance with section 20, 21 or 20.

TERMINATION

20.	Notwithstanding any other provision of this Agreement, the Company may terminate this Agreement at any time during the Term for Cause by providing the Consultant written notice. The term “Cause” as used herein means one or more of the following: (a) the Consultant has materially breached this Agreement and (i) such breach is not capable of cure, or (ii) with respect to a material breach capable of cure, the Consultant has not cured such breach within 10 days after written notice of such breach; (b) the commission of a criminal offense or other crime involving moral turpitude or the commission of any other act or willful omission by the Consultant involving fraud with respect to the Company or any of its clients or vendors; (c) a material breach of the Consultant’s fiduciary duty to the Company, if applicable; or (d) negligence or willful misconduct by the Consultant which resulted in material harm to the Company. In making a determination as to whether there is Cause, the Company shall act reasonably and in good faith. When such termination option is exercised, the Company will be under no further obligation to the Consultant except to pay to the Consultant such fees and expenses as the Consultant may be entitled to receive, pursuant to Schedule “B” attached hereto, for Services rendered and expenses incurred to the date the such notice is given to the Consultant.

21.	Either Party may terminate this Agreement upon at least 30 days’ prior written notice to the other Party, and such termination will be effective at the expiration of such notice period, or at such other time and in such other manner as may be mutually agreed upon by the Parties, provided that the Company may elect to terminate the Consultant at any time by paying to the Consultant the fees it would have been entitled to receive over the 30 day notice period in lieu of such notice.

22.	This Agreement will automatically terminate upon the occurrence of any of the following events: (a) the Company’s bankruptcy or legal dissolution, or (b) the Consultant’s death (if an individual) or bankruptcy or legal dissolution of the Consultant or death of the Consultant’s principal (if not an individual).

NOTICES

23.	Any notice, payment or any or all of the material that either Party may be required or may desire to give or deliver to the other under this Agreement will be conclusively deemed validly given or delivered to and received by the addressee if delivered by prepaid courier on the date of such delivery, if delivered personally, on the date of such personal delivery.

24.	Either Party may, from time to time, advise the other by notice in writing of any change of address of the Party giving such notice and from and after the giving of such notice the address therein specified will be conclusively deemed to be the address of the Party giving such notice.

MISCELLANEOUS

25.	The Consultant shall comply with all applicable laws, whether federal, provincial or state, applicable to the Services to be provided hereunder, and when requested by the Company, will advise the Company of any particular compliance issues that arise in the course of the Consultant providing Services to the Company under this Agreement to the best of the Consultant’s knowledge..

26.	This Agreement shall be governed by and shall be construed in accordance with the laws and jurisdiction of the State of Nevada.

27.	Neither Party may sell, assign or transfer any rights or interests created under this Agreement or delegate any of its respective duties without the prior written consent of the other Party, except that the Consultant may assign this Agreement to a corporation for which the Consultant is the sole beneficial owner.

28.	All amounts in this Agreement are in United States Dollars unless otherwise stated.

29.	The headings appearing in this Agreement have been inserted for reference and as a matter of convenience and in no way define, limit or enlarge the scope of any provision of this Agreement.

30.	No amendment or modification to this Agreement will become effective unless the same will have been reduced to writing and duly executed by the Parties.

31.	The schedules to this Agreement are an integral part of this Agreement as if set out at length in the body of this Agreement.

32.	If any covenant or provision contained herein is determined to be void, invalid or unenforceable in whole or in part for any reason whatsoever, it shall not be deemed to affect or impair the validity or enforceability of any other covenant or provisions hereof, and such unenforceable covenant or provisions or part thereof shall be treated as severable from the remained of this Agreement.

33.	Each of the parties confirms and acknowledges that it has been provided with an opportunity to seek independent legal advice with respect to its rights, entitlements, liabilities and obligations hereunder and understands that it has been recommended that such advice be sought prior to entering into this Agreement.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

EAGLE TTERY METALS CORP.	SVK METRIX INC.

/s/ Mark Mukhija	/s/ Jeet Basi
Per: Mark Mukhija, CEO	Per: Basi, President

Schedule A

Consultant Agreement

SERVICES

During the Term the Consultant shall devote a reasonable number of hours per work week to the Company to generally perform the services including supporting:

•	Being responsible for the direction, management and development of key technical aspects of the company’s mining projects
•	Leading the management and definition of the project scope and design parameters, metallurgical test work, technical and economic evaluations, and environmental assessment, in addition to permitting processes
•	Leading a multi-disciplinary team to advance project studies, technology evaluations, procurement, and risk management
•	Developing effective project implementation plans including schedule, contracting, quality management, and budgets
•	Managing internal and external consultants to ensure development of a fit for purpose project
•	Managing the project development and site exploration operations teams by promoting a safe and strong performance work culture
•	Managing technical analysis, strategic planning, and project due diligence activities
•	Developing stakeholder management and business strategy development
•	Developing enterprise short-term & long-term alignment
•	Delivering regular updates to the CEO

Redefinition of Services. The Company and the Consultant, by mutual agreement, may from time to time redefine the description and functions and/or responsibilities of the Consultant without changing any of the rights or obligations of the Parties.

Schedule B

Consultant Agreement

FEES AND EXPENSES

1.              Remuneration. During the Consultant’s engagement with the Company the Consultant shall be entitled to receive the following remuneration:

a.	a base fee of USD$7,500 per month (“Base Fee”), plus applicable taxes, payable on a monthly basis for the first 6 months of the Term; and

b.	a Base Fee of USD$15,000 per month, plus applicable taxes payable on a monthly basis thereafter

2.              Performance Bonus. The Company may make discretionary cash bonus payments to the Consultant to incentivize performance. Such bonus payments are at the sole discretion of the Board of Directors until such time as the Company establishes a formal bonus plan.

3.              Options. The Consultant will be eligible for participation in the Company’s equity incentive plan, once established.

4.              Expenses. The Consultant will provide back-up in the way of receipts to the Company for all expenses claimed and shall complete an expense report in the form prescribed by the Company.